August 27, 2025
Brian Robins

Dear Brian,
We are excited to offer you the position of Chief Financial Officer reporting to Sridhar Ramaswamy. This is a full-time position based in the San Francisco Bay Area. Your official start date will be in September 2025.

Compensation and Benefits Information

Your annual salary will be $500,000 per year, less taxes, payroll deductions and withholding. Our pay frequency is bi-weekly and you will receive your paycheck every other Friday (except if Friday falls on a holiday, then payday will be the day prior). You are eligible for benefits as set forth in Snowflake’s Employee Benefits Guide.

Annual Bonus

You will be eligible to participate in the Quarterly Corporate Bonus Plan (the “Bonus Plan”). Your annual incentive bonus target is 100% of your then-current annual salary, subject to the achievement of Company performance goals as determined by the Compensation Committee of the Board, and subject to the terms of any plan governing such bonus. Any bonus is payable at Snowflake’s discretion based upon both Company and individual performance.

Your eligibility and compensation under this Bonus Plan will be governed under the terms of the Bonus Plan and applicable Snowflake policy, as established from time to time. The payment of any bonus (if any) and its amount will be at the absolute discretion of Snowflake. Bonuses are calculated and paid quarterly, and you will first be eligible for a bonus payout with respect to your first full quarter of employment. All payouts are at management’s discretion and are not guaranteed. Snowflake reserves the right to review, amend, or replace the Bonus Plan at any time in its sole discretion.
Equity

Following the day you begin employment with Snowflake (your “Start Date”) and subject to approval by Snowflake’s Board of Directors or an authorized committee thereof (the “Board”), you will be granted the following equity awards:
●A new hire restricted stock unit award (the “New Hire RSU Award”) with respect to a number of shares of Snowflake’s Common Stock (“Common Stock” or “Shares”) equal to USD $28,000,000.

The New Hire RSU Award will vest as follows: 7.50% of the New Hire RSU Award will vest on each Quarterly Vest Date, beginning on the first Quarterly Vest Date (defined below) following the date of grant, for the first eight (8) Quarterly Vest Dates, and 5.00% of the New Hire RSU Award will vest on each Quarterly Vest Date thereafter, subject in each case to your Continuous Service (as defined in the Snowflake Inc. 2020 Equity Incentive Plan, as amended from time to time (the

“Plan”)) through each such date. Snowflake’s “Quarterly Vest Dates” will fall within March, June, September, and December of each year.

●An additional restricted stock unit award (the “Corporate RSU Award” and, together with the New Hire RSU Award, the “RSU Awards”) with respect to a number of Shares equal to USD $2,500,000.

The Corporate RSU Award will vest as follows: 6.25% of the Corporate RSU Award will vest on each Quarterly Vest Date, beginning on the first Quarterly Vest Date following the date of grant, subject in each case to your Continuous Service through each such date.
In addition, you will also be eligible to participate in Snowflake’s Annual Market Review program for members of the executive leadership team for fiscal year 2027. Subject to the approval of the Board, we expect that you will receive equity awards with respect to a number of Shares equal to USD $5,000,000, anticipated to be split between a restricted stock unit award and a performance restricted stock unit award (the “AMR Awards”, and, together with the RSU Awards, the “Equity Awards”). The AMR Awards will be subject to the standard structure and methodology approved by the Board for members of the executive leadership team.

The number of Shares subject to each Equity Award (other than the AMR Awards) will be calculated by dividing the intended dollar value listed above by the average daily closing price of a Share on the New York Stock Exchange for the ten (10) trading days ending on (and including) the final trading day of the month in which you sign this offer letter, rounded up to the nearest whole share (the “Grant Conversion Price”).

The Equity Awards will be granted under and subject to the terms of the Plan, the award agreement issued thereunder, and Snowflake’s policies in effect from time to time, all of which will control in the event of any conflict with this offer letter. Subject to the below, if your Continuous Service terminates prior to any applicable vesting date, then the unvested portion of your Equity Awards, and your right to receive shares subject to such unvested portion, will immediately terminate. To the extent any Shares underlying any AMR Award are not earned, the unearned Shares will be automatically cancelled for no consideration.

Severance

You will be eligible for severance benefits as a Tier II employee as defined in Snowflake’s Severance and Change in Control Plan (as amended from time to time, the “Severance Plan”).

Relocation Allowance

In connection with your relocation to a location designated by the Company by December 1, 2025, we will provide you with (i) a lump sum payment of $25,000 to be advanced to you in your first regular paycheck, to cover reasonable and pre-approved relocation expenses (“Relocation Costs”), and (ii) once you have completed your relocation (the “Completed Relocation Date”), a lump sum payment to reimburse you for your remaining Relocation Costs on a grossed-up basis, provided that you are actively and continuously employed by Snowflake in good standing and not subject to notice of termination on each payment date. The gross amount of the Relocation Costs, including the gross-up for applicable taxes, will be considered taxable compensation. You agree that if, prior to your one-year anniversary of the Completed Relocation Date, you have provided Snowflake notice that you are terminating your employment other than for Good Reason or Snowflake has given you notice that your employment will terminate for Cause (“Good Reason” and “Cause” as defined in the Severance Plan), you will repay the Relocation Costs in full within ten (10) business days of Snowflake’s written request. Repayment must be made within ten (10) business days of your termination date and you further agree that any amounts due may be deducted from your final pay to the extent permitted by applicable law.

Other Details

As required by law, your employment with Snowflake is contingent upon your providing legal proof of your identity and authorization to work in the United States.

In addition, Snowflake conducts background and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such background and reference checks.  Further information regarding our background check will follow your signature of this letter.
As a condition of employment, you are also required to execute Snowflake’s standard form of Employee Proprietary Information and Inventions Assignment Agreement attached as Appendix A.
If you accept this offer, you understand and agree that your employment is “at-will” and is for no specific period of time. This means you may resign at any time, for any reason. Likewise, we can end or change our employment relationship with you, with or without cause or advance notice. This also means that Snowflake may change your position, duties, reporting relationship, work location, compensation, and benefits from time to time at its discretion.
This offer letter, together with your Employee Proprietary Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with Snowflake. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Snowflake’s discretion in this letter, require a written modification signed by an officer of Snowflake.
You may accept this offer by signing this letter and the enclosed Employee Proprietary Information and Inventions Assignment Agreement and returning them to me.

We look forward to having you join us and contribute to Snowflake’s success.

Best Regards,

/s/ Sridhar Ramaswamy
Sridhar Ramaswamy
Chief Executive Officer
Accepted:

/s/ Brian Robins              August 27, 2025
Brian Robins                      Date

Expected Start Date: September 2025

Appendix A

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]